                     FOR IMMEDIATE RELEASE

                                          April 25, 2007

NORFOLK SOUTHERN REPORTS FIRST-QUARTER RESULTS

For the first-quarter 2007 vs. first-quarter 2006:

  Railway operating revenues were $2.25 billion compared with $2.30 billion.

  Net income was $285 million compared with $305 million.

  Diluted earnings per share were $0.71 compared with $0.72.

  Railway operating expenses were $1.72 billion compared with $1.75 billion.

  The railway operating ratio was 76.5 percent vs. 76.1 percent in 2006.

NORFOLK, VA - For the first quarter of 2007, Norfolk Southern Corporation (NYSE: NSC) reported net income of $285 million, or $0.71 per diluted share, compared with $305 million, or $0.72 per diluted share, for the first quarter of 2006. The decline in net income reflected lower income from railway operations as well as lower non-operating income.

            "We are encouraged with our performance in the first quarter, especially in light of the softness in the economy," said Norfolk Southern CEO Wick Moorman. "We will be prepared as the demand for transportation services resumes its growth, and we are continuing to invest in safety, capacity and new technology to drive further improvements in service. We are also continuing to manage our cost structure and drive further efficiencies in our operation."

First-quarter railway operating revenues were $2.2 billion, down 2 percent compared with the first-quarter of 2006. Continued weakness in the automotive and housing industries contributed to a 4 percent reduction in volumes during the quarter compared with record volumes reported in the year-earlier period.

For the first quarter, general merchandise revenues were $1.2 billion, down 4 percent compared with the same period last year. Coal revenues reached $557 million, about even with first-quarter 2006. Intermodal revenues were $462 million, down 1 percent compared with the same period last year.

Despite costs associated with extreme winter weather conditions that were far more severe than the first quarter of 2006, first- quarter 2007 railway operating expenses declined 2 percent to $1.7 billion. The improvement largely resulted from lower compensation and benefit costs.

            For the quarter, the railway operating ratio was 76.5 percent, slightly higher compared with 76.1 percent during first-quarter 2006.

            Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)